Exhibit 99.1
        NEWS RELEASE

Contact:
Cheryl Vion-Hasenaur
Director, Corporate Communication
419-897-6743
cheryl_vion-hasenaur@andersonsinc.com

The Andersons, Inc. Signs Letter of Intent to Purchase an Ownership Interest
in Skyland Grain, LLC

MAUMEE, Ohio, June 6, 2024 – The Andersons, Inc. (Nasdaq: ANDE) and Skyland Grain, LLC have signed a non-binding letter of intent for The Andersons to purchase an ownership interest in Skyland, operating in South Central and Southwest Kansas, Northwest Oklahoma, Eastern Colorado, and Texas.
“Our two companies are aligned in our vision to serve our local producers and expanded customer base,” says Pete Goetzmann, Skyland’s chief executive officer. “This proposed transaction provides an opportunity to bring more value to our farmer-owners and to compete more effectively in the marketplace, while positioning us for the future through globally connected supply chains.”
The proposed transaction with Skyland aligns with other strategic investments for The Andersons in both their core grain and fertilizer businesses. Skyland’s asset footprint and strong grower relationships complement The Andersons robust portfolio of assets and capabilities.
“Better connecting the North American ag supply to producers and providing increased access to the best markets for their products helps them be more competitive and positions us as a partner in helping make their operations successful,” said The Andersons Chief Operating Officer Bill Krueger.
Under the terms of the letter of intent, The Andersons has been granted exclusivity while the parties work in good faith to negotiate a definitive agreement. Any definitive agreement would be subject to the completion of due diligence, approval of both The Andersons and Skyland’s board of directors, negotiation of documents, and any applicable (including regulatory) approvals. As a result, there can be no assurance that the parties will enter into a definitive agreement or that the proposed transaction will be completed.

About The Andersons, Inc.
The Andersons, Inc., named for 2024 to Forbes list of America's Most Successful Small Companies, Newsweek's list of America's Most Responsible Companies, and one of The Americas' Fastest Growing Companies by the Financial Times, is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and nutrient & industrial sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.

About Skyland Grain, LLC
Skyland operates grain storage and handling facilities at 50 locations in Kansas, Colorado, Oklahoma, and Texas. It also operates three cotton gins, a full-service agronomy sales and service division, and a retail and wholesale fuel sales and delivery division. Skyland also owns a majority interest in Heartland Soil Services, LLC, a precision agronomy testing, data analysis, and consulting company with operations in five states.